SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                      ___________________________________


                                    FORM 8-K
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported)  OCTOBER 26, 1995

                         Commission file number  0-2258


                             SMITHFIELD FOODS, INC.
             (Exact name of registrant as specified in its charter)


                                    Delaware
                 (State or other jurisdiction of Incorporation)


                      0-2258                      52-0845861
              (Commission File Number)         (I.R.S. Employer
                                              Identification No.)


               501 North Church Street Smithfield, Virginia 23430
                    (Address of principal executive offices)

       Registrant's telephone number, including area code (804) 357-4321

Item 5. Other Events.

     Smithfield Foods, Inc. (NASDAQ: SFDS) said it completed the private sale of a new class of preferred stock to Sumitomo Corporation of America for $20 million cash.

     The Series C 6-3/4% Cumulative Convertible Preferred Stock, par value $1.00 per share, may be converted into shares of the Company's common stock at any time based on a conversion price of $30 per common share. At that price, the Series C Preferred Stock may be converted into approximately 666,666 shares, or nearly 4% of the outstanding common shares of the Company.


     Smithfield Foods also extended for another 10 years, until 2005, its exclusive agreement with Sumitomo Corporation of America, a subsidiary of Sumitomo Corporation of Japan, to distribute Smithfield's premium pork products in Japan. The original distribution agreement was signed in May 1994 and prior to the new 10-year term, was due to expire in April 1997.

     The Series C Preferred Stock is redeemable by the Company in whole or in part at any time at premiums that vary from a high of 110% of face value to a low of 104% depending upon the redemption date.

     The stock is subject to mandatory redemption at par value on the 10th anniversary of its issue date. Dividends will be cumulative and payable quarterly. Customary registration rights have been granted in respect of the common shares issuable upon conversion of the Series C Preferred Stock.

     Smithfield Foods, Inc. is a leading hog producer, pork processor and fresh pork and processed meat marketer with significant market presence in the Mid-Atlantic and Southeast and increasing market positions in other regions of the country. The Company's brands include Smithfield, Smithfield Lean Generation Pork, Gwaltney, Patrick Cudahy, Luter's, Esskay, Hamilton's, Valleydale, Mash's, Jamestown, Realean, Patrick's Pride, Great and others.

                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   SMITHFIELD FOODS, INC.



                                   /s/ Aaron D. Trub
                                   Aaron D. Trub
                                   Vice President, Secretary and
                                   Treasurer


Date:  October 26, 1995